                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. ___ )


                               TeleCorp PCS, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                  879299 10 5
       -----------------------------------------------------------------
                                 (CUSIP Number)

                               November 22, 1999
       -----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas H. Sullivan
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        2,794,963
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        503,430
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        2,794,963
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        503,430

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,298,393
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Gerald T. Vento
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        4,590,966
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        503,430
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        4,590,966
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        503,430

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,094,396
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TeleCorp Investment Corp., L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER


                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        357,311
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER

REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        357,311

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        357,311
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO (Limited Liability Company)
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TeleCorp Investment Corp. II, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER


                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        503,430
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER

REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        503,430

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        503,430
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .6%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO (Limited Liability Company)
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Private Equity Investors III, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        8,967,722
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        8,967,722
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,967,722
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Equity-Linked Investors-II
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        6,088,503
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        6,088,503
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,088,503
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Rohit Desai
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        NONE
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        NONE
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        NONE
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        NONE

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        NONE
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        HCP Capital Fund, L.P.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        933,784
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        933,784
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        933,784
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Hoak Communications Partners, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        10,206,904
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        10,206,904
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,206,904
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        James Hoak
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        NONE
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        NONE
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        NONE
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        NONE

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        NONE
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Media/Communications Partners III Limited Partnership


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        5,771,094
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        5,771,094
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,771,094
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Media/Communications Investors Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        240,461
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        240,461
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        240,461
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        James Wade

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        NONE
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER
                                        NONE
OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        NONE
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER
                                        NONE

================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        NONE
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Toronto Dominion Investment, Inc.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Corporation
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        1,649,221
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        1,649,221
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,649,221
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Northwood Ventures LLC


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Liability Company
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        1,427,248
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        1,427,248
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,427,248
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.6%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO (Limited Liability Company)
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Northwood Capital Partners LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Liability Company
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        275,921
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        275,921
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        275,921
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO (Limited Liability Company)
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLibery Fund III, L.P.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Limited Partnership

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        1,462,008
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        1,462,008
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,462,008

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Fund IV, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        797,549
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        797,549
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        797,549

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Advisors Fund IV, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Limited Partnership

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        20,449
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        20,449
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        20,449

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .02%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Digital PCS LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Mississippi
================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        701,193
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        701,193
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        701,193
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
        OO (Limited Liability Company)
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Wireless 2000, Inc.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Louisiana

================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        163,894
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        163,894
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        163,894
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 22 of 48 Pages

----------------------------------
CUSIP NO. 879299 10 5                      13G
          -----------
----------------------------------

================================================================================
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Gilde International B.V.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY



--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION


================================================================================
NUMBER OF SHARES                5       SOLE VOTING POWER

                                        4,220
                               -------------------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY
                               -------------------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER
                                        4,220
REPORTING
                               -------------------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER


================================================================================
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,220

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

                                                                        [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .005%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 23 of 48 Pages

Item 1(a).  Name of Issuer:
            ---------------

TeleCorp PCS, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

1010 N. Glebe Road
Arlington, Virginia 22201

Item 2(a).  Name of Person Filing:
            ----------------------

See Schedule 2

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

See Schedule 2

Item 2(c).  Citizenship:
            ------------

See Cover Page for each reporting person.

Item 2(d).  Title of Class of Securities:
            -----------------------------

Class A Common Stock, $.01 par value

Item 2(e).     CUSIP Number:
               -------------

879299 10 5

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          --------------------------------------------------------------------
          (c), Check Whether the Person Filing is a:   Not Applicable.
          ------------------------------------------

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                              Page 24 of 48 Pages

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ ]

Item 4.          Ownership
                 ---------


For all Reporting Persons:

          (a)-(c) The response of each Reporting Person to Items 5 through 11 of each of their respective Cover Pages which relate to the beneficial ownership of the class A common stock of the Issuer is incorporated herein by reference.

          Unless otherwise noted below, all Reporting Persons share amounts consist of class A common stock. The class C common stock and the class D common stock held by some Reporting Persons are convertible into class A common stock on a one for one basis upon lapse of certain Federal Communications Commission ownership restrictions. Although disclosed herein as securities which may be convertible into class A common stock within sixty days of the date of this filing, it is not expected, nor likely, that such conversion will occur.

          The Reporting Persons listed on Schedule 4 hereto are party to a Stockholders' Agreement dated as of July 17, 1998, as amended (the "Stockholders' Agreement"), and as such they, and those who beneficially hold their shares, may be part of a "group" for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, whose members collectively hold more that 5% of the Issuer's class A common stock. Each reporting person disclaims beneficial ownership of any shares of stock held by any other party to the Stockholders' Agreement.

                              Page 25 of 48 Pages

Thomas H. Sullivan

          The shares beneficially held by Thomas H. Sullivan consist of 492,064 shares of class A common stock and 11,366 shares of class D common stock held by TeleCorp Investment Corp. II, L.L.C. and 2,728,891 shares of class A common stock, 65,373 shares of class C common stock, and 699 shares of class D common stock held by Mr. Sullivan. Mr. Sullivan serves as a manager and is the manager of a member of TeleCorp Investment Corp. II, L.L.C.

Gerald T. Vento

          The shares beneficially held by Gerald T. Vento consist of 492,064 shares of class A common stock and 11,366 shares of class D common stock held by TeleCorp Investment Corp. II, L.L.C. and 4,482,385 shares of class A common stock, 105,444 shares of class C common stock, and 3,137 shares of class D common stock held by Mr. Vento. Mr. Vento serves as a manager and is a member of TeleCorp Investment Corp. II, L.L.C.

TeleCorp Investment Corp., L.L.C.

          The shares beneficially held by TeleCorp Investment Corp., L.L.C. consist of 352,956 shares of class A common stock, 575 shares of class C common stock and 3,780 shares of class D common stock.

TeleCorp Investment Corp. II, L.L.C.

          The shares beneficially held by TeleCorp Investment Corp. II, L.L.C. consist of 492,064 shares of class A common stock and 11,366 shares of class D common stock. These shares are also beneficially owned by Gerald
     T. Vento and Thomas H. Sullivan.


Private Equity Investors III, L.P.
Equity Linked Investors, L.P.
Rohit Desai

          The shares beneficially held by Private Equity Investors III, L.P. consist of 8,848,318 shares of class A common stock, 13,457 shares of class C common stock and 105,947 shares of class D common stock and the shares beneficially held by Equity-Linked Investors-II consist of 5,986,705 shares of class A common stock, 13,457 shares of class C common stock and 88,341 shares of class D common stock.

                              Page 26 of 48 Pages

          Rohit Desai serves as the managing partner of each of Private Equity Investors III, L.P. and Equity-Linked Investors-II and may be deemed to beneficially own the shares held by each entity. Mr. Desai disclaims beneficial ownership of these shares.

HCP Capital Fund, L.P.
Hoak Communications Partners, L.P.
James Hoak

          The shares beneficially owned by HCP Capital Fund, L.P. consist of 919,881 shares of class A common stock, 1,691 shares of class C common stock and 12,212 shares of class D common stock and the shares beneficially held by Hoak Communications Partners, L.P. consist of 10,054,900 shares of class A common stock, 18,494 shares of class C common stock and 133,510 shares of class D common stock. These shares may also be deemed to be beneficially owned by James Hoak. Mr. Hoak disclaims beneficial ownership of these shares.

Media/Communications Partners III Limited Partnership
Media/Communications Investors Limited Partnership
James Wade

          The shares beneficially owned by Media/Communications Partners III Limited Partnership consist of 5,686,580 shares of class A common stock, 10,241 shares of class C common stock and 74,272 shares of class D common stock and the shares beneficially owned by Media/Communications Investors Limited Partnership consist of 236,941 shares of class A common stock, 427 shares of class C common stock and 3,095 shares of class D common stock. James Wade may be deemed to beneficially own the shares held by each entity. Mr. Wade disclaims beneficial ownership of these shares.

Toronto Dominion Investments, Inc.

          The shares beneficially owned by Toronto Dominion Investments, Inc. consist of 1,623,770 shares of class A common stock, 3,366 shares of class C common stock and 22,085 shares of class D common stock.

Northwood Ventures LLC

          The shares beneficially owned by Northwood Ventures LLC consist of 1,406,730 shares of class A common stock, 2,463 shares of class C common stock and 18,055 shares of class D common stock.

                              Page 27 of 48 Pages

Northwood Capital Partners LLC

          The shares beneficially held by Northwood Capital Partners LLC consist of 271,999 shares of class A common stock, 467 shares of class C common stock and 3,455 shares of class D common stock.

OneLiberty Fund III, L.P.

          The shares beneficially held by OneLiberty Fund III, L.P. consist of 1,431,462 shares of class A common stock, 4,039 shares of class C common stock and 26,507 shares of class D common stock.

OneLiberty Fund IV, L.P.

          The shares beneficially held by OneLiberty Fund IV, L.P. consist of 794,565 shares of class A common stock and 2,984 shares of class D common stock.

OneLiberty Advisors Fund IV, L.P.

          The shares beneficially held by OneLiberty Advisors Fund IV, L.P. consist of 20,373 shares of class A common stock and 76 shares of class D common stock.

Gilde International B.V.

          The shares beneficially held by Gilde International B.V. consist of 4,169 shares of class A common stock, 7 shares of class C common stock and 44 shares of class D common stock.


Item 5.          Ownership of Five Percent or Less of a Class
                 --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Not applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another Person
                 ---------------------------------------------------------------

Not Applicable.


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------

Not Applicable.

                              Page 28 of 48 Pages

Item 8.          Identification and Classification of Members of the Group
                 ---------------------------------------------------------

See Item 4.


Item 9.          Notice of Dissolution of Group
                 ------------------------------

Not Applicable.

                              Page 29 of 48 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 11, 2000                 /s/ Thomas H. Sullivan
                                        Thomas H. Sullivan


Date: February 11, 2000                 /s/ Gerald T. Vento
                                        Gerald T. Vento

                              Page 30 of 48 Pages

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        TELECORP INVESTMENT CORP., L.L.C.




Date: February 11, 2000                 By: /s/ Thomas H. Sullivan
                                        Name: Thomas H. Sullivan
                                        Title: Manager

                              Page 31 of 48 Pages

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        TELECORP INVESTMENT CORP. II,  L.L.C.



Date: February 11, 2000                 By: /s/ Thomas H. Sullivan
                                        Name: Thomas H. Sullivan
                                        Title: Manager

                              Page 32 of 48 Pages

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        PRIVATE EQUITY INVESTORS III, L.P.

                                        By:  Rohit M. Desai Associates III,
                                             LLC, its general partner


Date:  February 11, 2000
                                        By: /s/ Rohit M. Desai
                                        Name: Rohit M. Desai
                                        Title: Managing Member



                                        EQUITY-LINKED INVESTORS-II

                                        By:  Rohit M. Desai Associates II,
                                             its general partner


Date:  February 11, 2000
                                        By: /s/ Rohit M. Desai
                                        Name: Rohit M. Desai
                                        Title: Managing Member



Date:  February 11, 2000
                                        By: /s/ Rohit M. Desai
                                        Rohit M. Desai

                              Page 33 of 48 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        HCP CAPITAL FUND, L.P.

                                        By:  James M. Hoak & Co, its general
                                             partner


Date:  February 11, 2000                By: /s/ James M. Hoak
                                        Name: James Hoak
                                        Title: Chairman

                                        HOAK COMMUNICATIONS PARTNERS, L.P.

                                        By:  HCP Investments, L.P., its
                                             general partner

                                        By:  Hoak Partners, LLC, its general
                                             partner


Date:  February 11, 2000
                                        By: /s/ James M. Hoak
                                        Name: James Hoak
                                        Title: Manager



Date:  February 11, 2000                /s/ James M. Hoak
                                        James Hoak

                              Page 34 of 48 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        MEDIA/COMMUNICATIONS PARTNERS
                                        III LIMITED PARTNERSHIP

                                        By:  M/CP III General partner -
                                             J. Inc., a general partner

Date: February 11, 2000

                                        By: /s/ James Wade
                                        Name: James Wade
                                        Title: Authorized Officer

                                        MEDIA/COMMUNICATIONS INVESTORS
                                        LIMITED PARTNERSHIP

                                        By:  M/C Investors General Partner -
Date: February 11, 2000                      J. Inc., a general partner



                                        By: /s/ James Wade
                                        Name: James Wade
                                        Title: Authorized Officer




Date: February 11, 2000                 /s/ James Wade
                                        James Wade

                              Page 35 of 48 Pages

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        TORONTO DOMINION INVESTMENTS, INC.


                                        By: /s/ Martha L. Gariepy
Date February 11, 2000                  Name: Martha L. Gariepy
                                        Title: Vice President

                              Page 36 of 48 Pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        NORTHWOOD VENTURES LLC





Date: February 11, 2000                 By: /s/ Peter Schiff
                                        Name: Peter Schiff
                                        Title: Authorized Person

                                        NORTHWOOD CAPITAL PARTNERS LLC



Date: February 11, 2000                 By: /s/ Peter Schiff
                                        Name: Peter Schiff
                                        Title: Authorized Person

                              Page 37 of 48 Pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        ONELIBERTY FUND III, L.P.

                                        By:  OneLiberty Partners II, LP,
                                             its general partner

Date: February 11, 2000

                                        By: /s/ Edwin M. Kania, Jr.
                                        Name: Edwin M. Kania, Jr.
                                        Title: General Partner



                                        ONELIBERTY FUND IV, L.P.

                                        By:  OneLiberty Partners IV, LLC, its
                                             general partner

Date: February 11, 2000                 By: /s/ Edwin M. Kania
                                        Name: Edwin M. Kania
                                        Title: Managing Member




                                        ONELIBERTY ADVISORS FUND IV, L.P.

                                        By:  OneLiberty Partners IV, LLC, its
                                             general partner

Date: February 11, 2000
                                        By: /s/ Edwin M. Kania
                                        Name: Edwin M. Kania
                                        Title: Managing Member

                              Page 38 of 48 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        DIGITAL PCS LLC


Date:  February 11, 2000                By: /s/ E.B. Martin, Jr.
                                        Name:  E.B. Martin, Jr.
                                        Title:  Manager

                              Page 39 of 48 Pages

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        WIRELESS 2000, INC.


Date: February 11, 2000                 By: /s/ Joan S. Ducote
                                        Name:  Joan S. Ducote
                                        Title: President

                              Page 40 of 48 Pages

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        GILDE INTERNATIONAL B.V.







Date:  February 11, 2000                By:  Joseph McCullen
                                        Name:  Joseph McCullen, Jr.
                                        Title: Authorized Person

                              Page 41 of 48 Pages

                           Exhibit 2 to Schedule 13G

                               February 11, 2000

  This will confirm the agreement by and among all of the undersigned that the
Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the class A common stock of TeleCorp PCS, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                        /s/ Thomas H. Sullivan
                                        Thomas H. Sullivan



                                        /s/ Gerald T. Vento
                                        Gerald T. Vento


                                        TELECORP INVESTMENT CORP., L.L.C.



                                        By: /s/ Thomas H. Sullivan
                                        Name: Thomas H. Sullivan
                                        Title: Manager




                                        TELECORP INVESTMENT CORP. II,  L.L.C.


                                        By: /s/ Thomas H. Sullivan
                                        Name: Thomas H. Sullivan
                                        Title: Manager

                              Page 42 of 48 Pages

                                        PRIVATE EQUITY INVESTORS III, L.P.

                                        By:  Rohit M. Desai Associates III,
                                             LLC, its general partner


                                        By: /s/ Rohit M. Desai
                                        Name: Rohit M. Desai
                                        Title: Managing Member



                                        EQUITY-LINKED INVESTORS-II

                                        By:  Rohit M. Desai Associates-II,
                                             its general partner


                                        By: /s/ Rohit M. Desai
                                        Name: Rohit M. Desai
                                        Title: Managing Member


                                        /s/ Rohit M. Desai
                                        Rohit Desai


                                        HCP CAPITAL FUND, L.P.

                                        By:  James M. Hoak & Co, its general
                                             partner


                                        By: /s/ James M.  Hoak
                                        Name: James Hoak
                                        Title: Chairman


                                        HOAK COMMUNICATIONS PARTNERS, L.P.

                                        By:  HCP Investments, L.P., its
                                             general partner

                                        By:  Hoak Partners, LLC, its general
                                             partner



                                        By: /s/ James M. Hoak
                                        Name: James Hoak
                                        Title: Manager

                              Page 43 of 48 Pages

                                        /s/ James M. Hoak
                                        James Hoak


                                        MEDIA/COMMUNICATIONS PARTNERS III
                                        LIMITED PARTNERSHIP

                                        By:  M/CP III General partner - J.
                                             Inc., a general partner


                                        By: /s/ James Wade
                                        Name: James Wade
                                        Title: Authorized Officer


                                        MEDIA/COMMUNICATIONS INVESTORS
                                        LIMITED PARTNERSHIP

                                        By:  M/C Investors General Partner -
                                             J. Inc., a general partner


                                        By: /s/ James Wade
                                        Name: James Wade
                                        Title: Authorized Officer



                                        /s/ James Wade
                                        James Wade




                                        TORONTO DOMINION INVESTMENTS, INC.


                                        By: /s/ Martha L. Gariepy
                                        Name: Martha L. Gariepy
                                        Title: Vice President

                              Page 44 of 48 Pages

                                        NORTHWOOD VENTURES LLC


                                        By: /s/ Peter Schiff
                                        Name: Peter Schiff
                                        Title: Authorized Person

                                        NORTHWOOD CAPITAL PARTNERS LLC



                                        By: /s/ Peter Schiff
                                        Name: Peter Schiff
                                        Title: Authorized Person




                                        ONELIBERTY FUND III, L.P.

                                        By:  OneLiberty Partners II, LP,
                                             its general partner


                                        By: /s/ Edwin M. Kania, Jr.
                                        Name: Edwin M. Kania, Jr.
                                        Title: General Partner


                                        ONELIBERTY FUND IV, L.P.

                                        By:  OneLiberty Partners IV, LLC,
                                             its general partner

                                        By: /s/ Edwin M. Kania
                                        Name: Edwin M. Kania
                                        Title: Managing Member


                                        ONELIBERTY ADVISORS FUND IV, L.P.

                                        By:  OneLiberty Partners IV, LLC, its
                                             general partner

                                        By: /s/ Edwin M. Kania
                                        Name: Edwin M. Kania
                                        Title: Managing Member

                              Page 45 of 48 Pages

                                        DIGITAL PCS LLC


                                        By: /s/ E.B. Martin, Jr.
                                        Name:  E.B. Martin, Jr.
                                        Title:  Manager



                                        WIRELESS 2000, INC.


                                        By: /s/ Joan S. Ducote
                                        Name:  Joan S. Ducote
                                        Title: President



                                        GILDE INTERNATIONAL B.V.


                                        By:  Joseph McCullen
                                        Name:  Joseph McCullen, Jr.
                                        Title: Authorized Person

                              Page 46 of 48 Pages

Schedule 2
----------

                    Names and Addresses of Reporting Persons
                    ----------------------------------------

------------------------------------------------------------------------------------------
        Name and Address of Reporting Person                      Address
------------------------------------------------------------------------------------------
Thomas H. Sullivan                                         c/o TeleCorp PCS, Inc.
Gerald T. Vento                                            1010 N. Glebe Road, Suite 800
TeleCorp Investment Corp., L.L.C.                          Arlington, VA  22201
TeleCorp Investment Corp. II, L.L.C.

------------------------------------------------------------------------------------------
Private Equity Investors III, L.P.                         c/o Desai Capital Management
Equity-Linked Investors-II                                 540 Madison Avenue
Rohit Desai                                                New York, NY  10022

------------------------------------------------------------------------------------------
Hoak Communications Partners, L.P.                         c/o Hoak Capital Corporation
HCP Capital Fund, L.P.                                     One Galleria Tower
James Hoak                                                 13355 Noel Road, Suite 1050
                                                           Dallas, Texas  75240

------------------------------------------------------------------------------------------
Media/Communications Partners III Limited Partnership      c/o M/C Partners
Media/Communications Investors Limited Partnership         75 State Street
James Wade                                                 Boston, Massachusetts 02109

------------------------------------------------------------------------------------------
Toronto Dominion Investments, Inc.                         909 Fannin, Suite 1700
                                                           Houston, TX  77010

------------------------------------------------------------------------------------------
Northwood Ventures LLC                                     485 Underhill Blvd., Suite 205
Northwood Capital Partners LLC                             Syosset, NY  11791

------------------------------------------------------------------------------------------
OneLiberty Fund III, L.P.                                  150 Cambridge Park Drive
OneLiberty Fund IV, L.P.                                   Boston, MA  02114
OneLiberty Advisors Fund IV, L.P.

------------------------------------------------------------------------------------------
Digital PCS LLC                                            111 East Capital, Suite 500
                                                           Jackson, Mississippi  39201

------------------------------------------------------------------------------------------
Wireless 2000, Inc.                                        c/o Joan Ducote
                                                           Ducote & Company
                                                           219 North Washington Street
                                                           P.O. Box 337
                                                           Marksville, LA  71361

------------------------------------------------------------------------------------------
Gilde International B.V.                                   c/o Great Hill Partners
                                                           One Liberty Square, 5th Floor
                                                           Boston, MA  02109
------------------------------------------------------------------------------------------


                              Page 47 of 48 Pages

                                                                      Schedule 4
                                                                      ----------

                     Parties to the Stockholders' Agreement
                     --------------------------------------

1.  CB Capital Investors, L.P.
2.  AT&T Wireless PCS, LLC
3.  TWR Cellular, Inc.
4.  Private Equity Investors III, L.P.
5.  Equity-Linked Investors-II
6.  Hoak Communications Partners, L.P.
7.  HCP Capital Fund, L.P.
8.  J. H. Whitney III, L.P.
9.  Whitney Strategic Partners III, L.P.
10. Whitney Equity Partners, L.P.
11. Media/Communications Partners III Limited Partnership
12. Media/Communications Investors Limited Partnership
13. Northwood Capital Partners
14. Northwood Ventures
15. OneLiberty Fund III, L.P.
16. OneLiberty Fund IV, L.P.
17. OneLiberty Advisors Fund IV, L.P.
18. Gilde Investment Fund, B.V.
19. TeleCorp Investment Corp., L.L.C.
20. Toronto Dominion Investments, Inc.
21. Digital PCS LLC
22. Wireless 2000 LLC
23. Gerald T. Vento
24. Thomas H. Sullivan

                              Page 48 of 48 Pages